Exhibit 4.5

NINTH AMENDMENT
TO THE FACILITY AGREEMENT

Made and entered into on this 24th day of July, 2005, by and between:

(1)	TOWER SEMICONDUCTOR LTD.(“the Borrower”)

and

(2)	BANK LEUMI LE-ISRAEL B.M. and BANK HAPOALIM B.M. (“the Banks”)

WHEREAS:	the Borrower, on the one hand, and the Banks, on the other hand, are parties to a Facility Agreement dated January 18, 2001, as amended pursuant to a letter dated January 29, 2001, a Second Amendment dated January 10, 2002, a letter dated March 7, 2002, a letter dated April 29, 2002, a letter dated September 18, 2002, as amended on October 22, 2002, a letter dated June 10, 2003, a Seventh Amendment dated November 11, 2003 and a letter dated January 30, 2005 (“the Eighth Amendment”) (the Facility Agreement, as amended as aforesaid, hereinafter “the Facility Agreement”); and

WHEREAS:	the Borrower and the Banks have agreed to amend the Facility Agreement in the manner set out below (“this Ninth Amendment”),

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1.	Terms and expressions defined in the Facility Agreement shall have the same meanings when used in this Ninth Amendment.

1.2.	References herein to clauses and paragraphs, are to clauses and paragraphs of the Facility Agreement.

1.3.	References herein to sections, are to sections of this Ninth Amendment.

2.	AMENDMENT

Subject to the fulfilment of the conditions precedent referred to in section 3 below, the Facility Agreement shall, with effect from the date upon which the Banks shall, pursuant to section 3.2 below, have confirmed in writing fulfilment of all of the conditions precedent set out in section 3 below (if fulfilled) (such date hereinafter being referred to as “the Ninth Amendment Closing Date”), be amended in the manner set out below:

2.1.	Clause 1 (Interpretation) shall be amended as follows:

2.1.1.	clause 1.1.4 (“Advance”) shall be amended by the insertion of the following, after the words “the Safety Net Loans” within the parentheses therein, “and Interest Payment Loans”;

2.1.2.	the following shall be inserted in clause 1.1.22 (“Commitment”) after the figures “US $250,000,000” wherever they appear:

"plus 50% (fifty percent) of the aggregate increase in the Facility due to the Interest Payment Loans, as referred to in clause 2.1 below";

2.1.3.	clause 1.1.34 (“Credit”) shall be amended by deleting the words “and the Safety Net Loans” in the parentheses thereof and substituting therefor the words “, the Safety Net Loans and the Interest Payment Loans”;

2.1.4.	in clause 1.1.51 (“Event of Default”), the words “17.2-17.20B (inclusive)” shall be replaced with “17.2–17.20C (inclusive)";

2.1.5.	clause 1.1.96 (“Loan”) shall be amended by adding the words “or the Interest Payment Loans” after the words “or the Reborrowed Loans”;

2.1.6.	clause 1.1.97 (“Loan Maturity Date”) shall be amended as follows:

2.1.6.1.	by adding the words “or an Interest Payment Loan” after the words “Safety Net Loans” in paragraph (c) thereof; and

2.1.6.2.	by adding thereto the following new paragraph (e) to read as follows:

“(e)	each Interest Payment Loan, the first anniversary of the date on which the Advances constituting such Interest Payment Loan are consolidated into such Interest Payment Loan in accordance with clause 5.2.4 below;"

2.1.7.	clause 1.1.118 (“Permitted Subordinated Debt”), shall be amended as follows:

2.1.7.1.	the following two sentences shall be added prior to the last sentence of paragraph (e) thereof to read as follows:

“Notwithstanding the aforegoing, with respect to Additional Subordinated Debt, the Borrower shall procure that: (i) upon the issuance of such Additional Subordinated Debt, an amount equal to the aggregate amount of Interest payable in cash by the Borrower thereunder from the date of such issuance until the date immediately prior to the fourth anniversary of the issuance of such Additional Subordinated Debt shall be deposited in the Reserve Account and duly pledged in favour of the Banks as aforesaid; and (ii) none of such amounts are released from the Reserve Account during such 4 (four) year period, except to pay such Interest on such Additional Subordinated Debt as are required to be paid in cash during such period.”

2.1.7.2.	paragraph (f) thereof shall be amended by adding the following thereto:

“, provided that no Interest (other than periodic Interest at a rate not to exceed 1.5% (one point five percent) per annum) or other amount shall be paid on any Additional Subordinated Debt prior to the sixth anniversary of the issuance of such Additional Subordinated Debt;"

2.1.7.3.	paragraph (g) thereof shall be amended by adding the following thereto:

“, provided further that no principal or other amount (other than periodic Interest at a rate not to exceed 1.5% (one point five percent) per annum) with respect to Additional Subordinated Debt shall be repayable or repaid earlier than the sixth anniversary of the issuance of such Additional Subordinated Debt;"

and

2.1.7.4.	paragraph (j) thereof shall be amended by adding the following sentence thereto:

“All references to ‘Equity Convertible Debentures’ in this paragraph (j) above shall also be deemed to refer to ‘Additional Subordinated Debt’;"

2.1.8.	clause 1.1.133 (“Security Documents”) shall be amended by adding thereto a new paragraph (h) to read as follows:

"(h)	the Additional Investment Undertakings;"

and

2.1.9.	the following new definitions shall be added:

2.1.9.1.	as new clause 1.1.3A:

“‘Additional Investment Obligors’	–	means the person or entity which provides the Additional Investment Undertaking;”

2.1.9.2.	as new clause 1.1.3B:

“‘Additional Investment Undertakings’	–

means the undertakings by any of the Lead Investors or any other person acceptable to the Banks, in their sole discretion, to invest in Paid-in Equity of the Borrower or, in respect of Additional Subordinated Debt, in an amount equal to an aggregate of not less than US $23,500,000 (twenty-three million five hundred thousand United States Dollars)), each in the forms of Schedule 1.1.3B(1) and Schedule 1.1.3B(2) hereto, to be executed by such Lead Investor or other person and delivered to the Banks, all in accordance with the terms and conditions set forth in clause 16.36 below and each, ‘an Additional Investment Undertaking’;”

2.1.9.3.	as new clause 1.1.3C:

“‘Additional Ninth Amendment Investment’	–

means an amount of Paid-in Equity and/or an amount of Additional Subordinated Debt, net of discounts, but not net of commissions, fees and other issuance costs, in either case, actually received by the Borrower after May 25, 2005 and prior to the Interest Payment Date occurring in March 2006, the aggregate amount of which shall equal US $30,000,000 (thirty million United States Dollars). For the removal of doubt, to the extent that the aggregate amounts of Paid-in Equity and/or Additional Subordinated Debt (net of discounts, but not net of commissions, fees and other issuance costs) received after May 25, 2005 and prior to the Interest Payment Date occurring in March 2006 shall exceed US $30,000,000 (thirty million United States Dollars), such excess (`the Excess') shall not constitute an Additional Ninth Amendment Investment and shall be taken into account towards the Borrower's obligations to raise funds pursuant to clause 16.27.2 below;”

2.1.9.4.	as new clause 1.1.3D:

“‘Additional Subordinated Debt’	–

means Permitted Subordinated Debt issued after May 25, 2005 and prior to the Interest Payment Date occurring in March 2006, provided that no principal or other amount (other than periodic Interest at a rate not to exceed 1.5% (one point five percent) per annum) shall be repayable or repaid earlier than the sixth anniversary of the issuance of such Permitted Subordinated Debt;”

2.1.9.5.	as new clause 1.1.83A:

“‘Interest Payment Loan Availability Period’	–	means the period commencing on the Ninth Amendment Closing Date and ending on the Interest Payment Date occurring in March 2006;”

2.1.9.6.	as new clause 1.1.83B:

“‘Interest Payment Loans’	–

means Loans actually made by the Banks to the Borrower pursuant to the increase in the Facility available to the Borrower described in the last paragraph of clause 2.1 below, all as set out in, and subject to, the terms and conditions of, clause 16.36 below;”

2.1.9.7.	as new clause 1.1.107A:

“‘Ninth Amendment'’	–	shall bear the meaning assigned to such term in the Ninth Amendment to this Agreement;”

2.1.9.8.	as new clause 1.1.107B:

“‘Ninth Amendment Closing Date’	–	shall bear the meaning assigned to such term in the Ninth Amendment;“

and

2.1.9.9.	as new clause 1.1.107C:

“‘Ninth Amendment Side Letter’	–	means the side letter or letters, dated the date hereof, between the Borrower and the Banks;”

2.2.	Clause 2.1 (Grant of Facility) shall be amended by adding the following as a third paragraph thereof:

“In addition, subject to, and otherwise in accordance with, the terms and conditions of clause 16.36 below, the Banks agree to increase the Facility by an aggregate amount equal to up to the lesser of: (a) Interest actually paid by the Borrower to the Banks during Fiscal Year 2005; and (b) US $30,000,000 (thirty million United States Dollars), such increased amount of the Facility to be made available by way of Interest Payment Loans, all as set out in, and subject to the terms and conditions of, clause 16.36 below.”

2.3.	Clause 5 (Availability of Credits) shall be amended as follows:

2.3.1.	clause 5.1.1(ii) shall be amended by adding the following at the end thereof:

“Notwithstanding anything to the contrary in this clause 5.1.1(ii) above, neither any Interest Payment Loan, nor any Additional Ninth Amendment Investment, shall be taken into account for the purposes of this clause 5.1.1(ii). For the removal of doubt, any Excess (as defined in clause 1.1.3C above) shall be taken into account for the purposes of this clause 5.1.1(ii).”

2.3.2.	the opening paragraph of clause 5.1.4 shall be amended to read as follows:

“Credits shall be made during the Availability Period only (except that Safety Net Loans, if any, may be provided after the Availability Period pursuant to clause 16.34 below and Interest Payment Loans may be provided after the Availability Period during the Interest Payment Loan Availability Period pursuant to clause 16.36 below) and then only if all the following conditions for each specific type of Credit specified hereunder in this clause 5 and, with respect to Safety Net Loans, also in addition to those conditions specified in clause 16.34 below and, with respect to Interest Payment Loans, also in addition to those conditions specified in clause 16.36 below) are fulfilled; provided that only clauses 5.1.4.2, 5.2.3, 5.2.4, 5.2.5, 5.2.6 and 5.2.7 below and the delivery of a Drawdown Request in respect thereof shall constitute conditions for the making of Safety Net Loans and, provided further, that only clauses 5.1.4.2, 5.1.4.3, 5.1.4.4, 5.1.4.5 (but only with respect to the first sentence of clause 15.2, the first two sentences of clause 15.3, clause 15.4 (except that solely for purposes of the repetition of the representations and warranties in such clause 15.4 as a condition to the making of the Interest Payment Loan, the words “or any of the Material Contracts” shall be deemed to be deleted therefrom), paragraph (ii) of clause 15.18.1 (except that solely for purposes of the repetition of the representations and warranties in such paragraph (ii) of clause 15.18.1 as a condition to the making of the Interest Payment Loan, the words “or under the Material Contracts” shall be deemed to be deleted therefrom) and clause 15.28), 5.2.1, 5.2.3, 5.2.4, 5.2.5 and 5.2.7 below shall constitute conditions for the making of Interest Payment Loans.”

2.3.3.	clause 5.1.4.2 shall be amended by adding the following thereto:

“and an Interest Payment Loan may be made after the Termination Date during the Interest Payment Loan Availability Period;"

and

2.3.4.	clause 5.2.2 shall be amended by adding the words “or Interest Payment Loans” after the words “Safety Net Loans”.

2.4.	Clause 6.1 (Repayment of Loans) shall be amended as follows:

2.4.1.	the words “or Interest Payment Loans” shall be added after the words “Safety Net Loans” in the first parenthetical phrase in clause 6.1.2; and

2.4.2.	a new clause 6.1.4 shall be added to read as follows:

“6.1.4.	With respect to Interest Payment Loans, the Borrower shall repay to each Bank its Proportion of each such Interest Payment Loan on the Loan Maturity Date for such Interest Payment Loan.”

2.5.	Clause 7 (Voluntary Prepayment) shall be amended by adding the words “or Interest Payment Loans” after the words “Safety Net Loans” in clause 7.5.

2.6.	Clause 9.1 (Interest Rate) shall be amended by adding the words “and Interest Payment Loans” after the words “Safety Net Loans” in clause 9.1.1 and by adding a new clause 9.1.3 thereto to read as follows:

“9.1.3.	with respect to Interest Payment Loans, the sum of: (a) the rate per annum determined by the Banks to be LIBOR on the Interest Determination Date for such Interest Period; and (b) the percentage per annum set out in the Ninth Amendment Side Letter;.”

2.7.	Clause 11 (Commissions, Fees and Expenses) shall be amended as follows:

2.7.1.	clause 11.1 shall be amended to read as follows:

“11.1.	Ninth Amendment Fees

The Borrower shall pay to each of the Banks, in accordance with, and on the dates set forth in, the Ninth Amendment Side Letter, the fees set out in the Ninth Amendment Side Letter.”

and

2.7.2.	clause 11.2 (Commitment Commission) shall be amended as follows:

2.7.2.1.	the first sentence of clause 11.2 shall read as follows:

“The Borrower shall, from and after the date of signature of the Ninth Amendment to this Agreement through the end of the Interest Payment Loan Availability Period, pay to each of the Banks a Commitment commission at the rate per annum as specified in the Ninth Amendment Side Letter on such Bank’s Available Commitment with respect to Interest Payment Loans from time to time as from the date set out in the Ninth Amendment Side Letter until the last day of the Interest Payment Loan Availability Period.”

and

2.7.2.2.	the third and fourth sentences shall be deleted.

2.8.	Clause 16.27 (“Investments in the Borrower”) shall be amended as follows:

2.8.1.	the date “December 31, 2005” in clause 16.27.2 shall be replaced with the date “June 30, 2006"; and

2.8.2.	a new clause 16.27.4 shall be inserted to read as follows:

“16.27.4.	Notwithstanding anything to the contrary in this Agreement (including in this clause 16.27 above), any amounts of Paid-in Equity or Additional Subordinated Debt received by the Borrower after May 25, 2005 as part of the Additional Ninth Amendment Investment shall not be taken into account for the purposes of clause 16.27.2 above. For the removal of doubt, any Excess (as defined in clause 1.1.3C above) shall be taken into account for the purposes of clause 16.27.2 above.”

2.9.	Clause 16.29 (Financial Undertakings) shall be amended as follows:

2.9.1.	by adding the words “and Interest Payment Loans” after the words “disregarding, for this purpose only, Safety Net Loans” within the parenthetical phrase in the last paragraph thereof; and

2.9.2.	by adding the following new paragraph at the end thereof:

“With respect only to each of the third and fourth Quarters of Fiscal Year 2005, Fiscal Year 2005, and to each of the first, second and third Quarters of Fiscal Year 2006, Schedules 1.1.106 and 16.29 hereto shall be replaced and be in the respective forms to be delivered in accordance with the Ninth Amendment. For the removal of doubt, with respect to the first and second Quarters of Fiscal Year 2005, Schedule 16.29 shall continue to be in the form of Appendix A to the Eighth Amendment and, with respect to any period after the third Quarter of Fiscal Year 2006, Schedule 16.29 shall continue to be in the form delivered on the Seventh Amendment Closing Date.”

2.10.	A new clause 16.34.6 shall be inserted to read as follows:

“16.34.6.	Notwithstanding clause 16.27.4 above, for the purposes of this clause 16.34 only, any amount on account of the Additional Ninth Amendment Investment actually received by the Borrower shall be deemed to be an amount raised under clause 16.27.2 above. For the removal of doubt, without derogating from the previous sentence, clause 16.34 and the Safety Net Undertaking shall be of no more force should TIC invest at least US $14,000,000 (fourteen million United States Dollars) in connection with the Additional Ninth Amendment Investment. “

2.11.	A new clause 16.36 shall be added to read as follows:

“16.36.	Interest Payment Loans; Additional Investment Undertakings

16.36.1.	The Borrower shall procure that it shall receive the Additional Ninth Amendment Investment in full by the following times:

16.36.1.1.	an amount of at least US $23,500,000 (twenty-three million five hundred thousand United States Dollars), by not later than October 31, 2005; and

16.36.1.2.	the remainder of the Additional Ninth Amendment Investment, by no later than the Interest Payment Date occurring in March 2006.

Without derogating from the Borrower’s obligations as aforesaid, the parties record that the Additional Investment Obligors have provided Additional Investment Undertakings in favour of the Banks (such undertakings, for the removal of doubt, being only to the Banks and not to the Borrower, its shareholders or any third party) to invest an aggregate of US $23,500,000 (twenty-three million five hundred thousand United States Dollars)) in respect of Paid-in Equity of the Borrower, or in respect of Additional Subordinated Debt, by way of a rights offering to be completed by the Borrower which the Borrower hereby undertakes to complete. The Borrower acknowledges, for the removal of doubt, that: (a) such Additional Investment Undertakings are in addition to, and do not in any way derogate from, the obligations and undertakings of the Borrower, the Safety Net Obligor and the Lead Investors, as applicable, as described in clauses 16.27, 16.34 and 16.35 above, provided that should TIC invest at least US $14,000,000 (fourteen million US Dollars) in connection with an Additional Ninth Amendment Investment the Safety Net Undertaking shall be of no more force and effect as provided for in clause 16.34.6 above; and (b) in the event of any Default by the Borrower, the Banks shall have available to them, subject to clause 16.34, if applicable, all remedies under the Finance Documents (including pursuant to clauses 17.21, 17.22, 17.23, 17.24 and 17.25 below) and nothing in this clause 16.36 nor the fact of the giving of the Additional Investment Undertakings to the Banks shall derogate from the Banks’ rights and remedies as aforesaid.

The Borrower shall, within 10 (ten) days after each investment in Paid-in Equity and/or Additional Subordinated Debt, submit to the Banks a certificate from the Auditors (such certificate to be in a form satisfactory to the Banks), confirming the amount of such Additional Ninth Amendment Investment actually received by the Borrower.

16.36.2.	Subject to compliance by the Borrower with all of the provisions of this Agreement relating to the making available of Interest Payment Loans (including the remainder of this clause 16.36 with respect to Interest Payment Loans), the Banks shall make available the Interest Payment Loans in no more than 3 (three) separate Advances during the Interest Payment Loan Availability Period as follows:

16.36.2.1.	1 (one) Advance of Interest Payment Loans from and after the Ninth Amendment Closing Date through and including the Business Day immediately prior to the Interest Payment Date occurring in September 2005, in an amount not to exceed the amount of Interest actually paid by the Borrower to the Banks in March and June 2005;

16.36.2.2.	1 (one) Advance of Interest Payment Loans made from and after the Interest Payment Date in September 2005 through and including the Business Day immediately prior to the Interest Payment Date occurring in December 2005, in an amount not to exceed the sum of: (a) the amount of Interest paid by the Borrower to the Banks in September 2005 (if such Advance is made after such Interest Payment Date) or payable by the Borrower to the Banks in September 2005 (if such Advance is made on such Interest Payment Date); plus (b) any amount that the Borrower was entitled to borrow under clause 16.36.2.1 above but did not so borrow; and

16.36.2.3.	(one) Advance of Interest Payment Loans made from and after the Interest Payment Date in December 2005 through the end of the Interest Payment Loan Availability Period in an amount not to exceed the sum of: (a) the amount of Interest paid by the Borrower to the Banks in December 2005 (if such Advance is made after such Interest Payment Date) or payable by the Borrower to the Banks in December 2005 (if such Advance is made on such Interest Payment Date); plus (b) any amount that the Borrower was entitled to borrow under clause 16.36.2.1 or clause 16.36.2.2 above but did not so borrow.

16.36.3.	For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement and without derogating from all the other remedies available to the Banks under the Finance Documents, as aforesaid, the Banks shall have no obligation to make any Interest Payment Loans after October 31, 2005, unless the Banks shall have received a certificate or certificates from the Auditors as aforesaid, confirming the actual receipt by the Borrower of an amount of Additional Ninth Amendment Investment equal to at least US $23,500,000 (twenty-three million five hundred thousand United States Dollars) or, if the aggregate Interest Payment Loans which have been made and are requested exceed such amount, then equal to the full amount of US $30,000,000 (thirty million United States Dollars).”

2.12.	Clause 17 (Default) shall be amended as follows:

2.12.1.	in clause 17.1 (Events of Default), the words “clause 17.20B” shall be deleted and replaced with the words “clause 17.20C”; and

2.12.2.	a new clause 17.20C shall be inserted to read as follows:

“17.20C.	Additional Investment Undertakings

For so long as the obligations of the Additional Investment Obligors to make investments in accordance with Additional Investment Undertakings shall not have been completely fulfilled in accordance with the terms of such Additional Investment Undertakings:

17.20C.1.	Any of the representations and warranties by any Additional Investment Obligor in any Additional Investment Undertaking to which it is a party are incorrect or misleading in any material respect.

17.20C.2.	If the amount to be invested pursuant to any Additional Investment Undertaking shall not have been invested in the Borrower in accordance with the terms of such Additional Investment Undertaking.

17.20C.3.	Other than with respect to a default described in clause 17.20C.2 above, any Additional Investment Obligor fails to comply with any undertaking or obligation contained in any Additional Investment Undertaking to which it is a party and, if such default is capable of remedy within such period, within 7 (seven) days after the earlier of the Additional Investment Obligor becoming aware of such default and receipt by the Additional Investment Obligor of written notice from the Banks requiring the failure to be remedied, that Additional Investment Obligor shall have failed to cure such default.

17.20C.4.	Any Additional Investment Undertaking shall cease to be in full force and effect in any material respect or shall cease to constitute the legal, valid, binding and enforceable obligation of any Additional Investment Obligor party to it or it shall be unlawful for any Additional Investment Obligor to perform any of its material obligations under any of the Outside Investment Undertakings.

17.20C.5.	Any Additional Investment Obligor repudiates the Additional Investment Undertaking to which it is a party.

17.20C.6.	There occurs with respect to any Additional Investment Obligor any of the events or circumstances referred to in clauses 17.7–17.9 above, such clauses to be read as if references to ‘the Borrower’ therein were instead references to ‘any Additional Investment Obligor’.

Notwithstanding the provisions of this clause 17.20C, for the removal of doubt, no Additional Investment Undertaking shall create any rights or obligations in favour of the Borrower or any of its shareholders.”

2.13.	Clause 18.2 (Default Interest) shall be amended by deleting the words “or 9.1.2” in paragraph (b) thereof and substituting therefor the words “, 9.1.2 or 9.1.3” and deleting the words “(namely, 2.5% (two point five percent))".

2.14.	New Schedules 1.1.3B(1) and 1.1.3B(2) (Forms of Additional Investment Undertaking) in the forms respectively attached as Appendices A and B hereto shall be added to and form part of the Facility Agreement.

2.15.	Each of the following Schedules shall be replaced by the Ninth Amendment Closing Date by updated Schedules as referred to in section 3.1.8 below (the updated Schedules, for the removal of doubt, to be in form and substance acceptable to the Banks and to bear the same heading (Schedule number) as those replaced): Schedule 1.1.42 (Form of Drawdown Request); Schedule 1.1.105 (List of Named Directors and Officers); Schedule 1.1.106 (Net Cash Flow) and Schedule 16.29 (Financial Undertakings), but only with respect to the third and fourth Quarters of Fiscal Year 2005, Fiscal Year 2005 and the first and second Quarters of Fiscal Year 2006.

3.	CONDITIONS PRECEDENT

3.1.	This Ninth Amendment is subject to the conditions precedent that the Banks shall have received, by not later than September 30, 2005 (or such earlier date expressly set out with respect thereto below), the following documents, information, matters and things in form and substance satisfactory to the Banks:

3.1.1.	the Additional Investment Undertakings duly executed by each Additional Investment Obligor;

3.1.2.	the written consent, acknowledgment and waiver by TIC, pursuant to its Undertaking to the Banks, dated November 11, 2003 (“the Safety Net Undertaking”):

3.1.2.1.	consenting to all of the amendments to the Facility Agreement made by this Ninth Amendment;

3.1.2.2.	amending clauses 2.3 and 5.2 of the Safety Net Undertaking to delete the date “June 30, 2006” wherever it appears therein and substituting, in each case, the date “December 31, 2006", therefor; and

3.1.2.3.	without derogating from clause 16.34.6, waiving any right of TIC to terminate the Safety Net Undertaking on account of, or in relation to, any of the amendments to the Facility Agreement made by this Ninth Amendment;

3.1.3.	the Ninth Amendment Side Letter executed as at the date hereof by the Borrower;

3.1.4.	copies of resolutions of the Board of Directors of the Borrower, evidencing approval of this Ninth Amendment (including, specifically, of the Additional Investment Undertakings) and authorising designated officers of the Borrower to execute, deliver and perform this Ninth Amendment and to give all notices and take all other action required to be given or taken by the Borrower under this Ninth Amendment;

3.1.5.	payment on the date of signature of this Ninth Amendment of the fees and costs referred to in section 5 below, that are payable on or before such date;

3.1.6.	an opinion of Yigal Arnon & Co., Advocates, the Borrower’s external legal counsel, addressed to the Banks;

3.1.7.	an updated certificate by the Auditors confirming investments made in accordance with clauses 16.27.2 and 16.36 through and as of the Ninth Amendment Closing Date;

3.1.8.	each updated Schedule referred to in section 2.15 above;

3.1.9.	evidence that this Ninth Amendment and all documentation pursuant thereto, including, the Additional Investment Undertakings, required, if required, to be stamped for stamp duty purposes, has been stamped and the relevant duty payable has been paid; and

3.1.10.	all of the Borrower’s representations and warranties given pursuant to this Ninth Amendment shall be accurate in all material respects as of the Ninth Amendment Closing Date, as if made on the Ninth Amendment Closing Date.

3.2.	In the event that the aforegoing conditions precedent are not all fulfilled by September 30, 2005, then, save for section 5 below, this Ninth Amendment shall no longer be of any force or effect and the Facility Agreement shall remain unaltered and in full force and effect and, save as aforesaid, no party shall have any claim arising out of or in connection with this Ninth Amendment. The Banks undertake that promptly following the fulfilment to the satisfaction of the Banks of all the conditions precedent referred to in section 3.1 above, the Banks shall confirm to the Borrower in writing that the conditions precedent have been fulfilled and this Ninth Amendment has become effective.

4.	REPRESENTATIONS AND WARRANTIES

The Borrower acknowledges that the Banks have agreed to this Ninth Amendment in full reliance on the representations and warranties set forth in the first sentence of clause 15.2, the first two sentences of clause 15.3, clause 15.4 (except that solely for purposes of the repetition of the representations and warranties in such clause 15.4 as a condition to this Ninth Amendment, the words “or any of the Material Contracts” shall be deemed to be deleted therefrom), paragraph (ii) of clause 15.18.1 (except that solely for purposes of the repetition of the representations and warranties in such paragraph (ii) of clause 15.18.1 as a condition to this Ninth Amendment, the words “or under the Material Contracts” shall be deemed to be deleted therefrom) and clause 15.28, which are deemed to be repeated on the date of signature of this Ninth Amendment, on the Ninth Amendment Closing Date and on each date of drawdown of Interest Payment Loans.

For the removal of doubt, the term “Finance Documents” when referred to in the representations and warranties set out in clause 15, includes also this Ninth Amendment.

5.	FEES AND EXPENSES

Without derogating from the obligations of the Borrower to pay the Banks commissions, fees and expenses pursuant to the Facility Agreement and the Ninth Amendment Side Letter and in addition thereto, and for the removal of doubt, the Borrower shall pay to the Banks on the date of signature of this Ninth Amendment and thereafter on demand legal fees for external counsel (and out-of-pocket expenses incurred by such counsel) incurred by the Banks in connection with the negotiation, preparation and execution of this Ninth Amendment.

6.	AMENDMENT TO THE FACILITY AGREEMENT

Subject to the fulfilment of the conditions precedent set out in section 3.1 above and with effect from the Ninth Amendment Closing Date, the Facility Agreement is hereby amended as expressly set out in this Ninth Amendment above. This Ninth Amendment shall be read together with the Facility Agreement as one agreement and, save as expressly amended by this Ninth Amendment, the Facility Agreement shall remain unaltered and in full force and effect.

7.	FURTHER DISCUSSIONS

Following the Ninth Amendment Closing Date, the Banks and the Borrower shall discuss (but without any obligation on the part of the Banks to agree) the rescheduling of the repayment dates of the Interest Payment Loans.

IN WITNESS WHEREOF, the parties have signed this Ninth Amendment on the date first mentioned above.

for:    TOWER SEMICONDUCTOR LTD.

By:     ________________________

Title:  ________________________

for: BANK LEUMI LE-ISRAEL B.M	for: BANK HAPOALIM B.M.
By: ________________________	By: ______________________
Title: ________________________	Title: ______________________